UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 12, 2005

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of Principal Executive Offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 12, 2005, Getty Images, Inc. (the company) entered into a share purchase agreement with Amana Inc. (Amana) for the acquisition of all of the shares of Amana America, Inc., Amana Europe Limited and Iconica Limited (collectively, “Photonica”) for $51.0 million in cash. Photonica is a rights-managed stock photography agency with its principal offices in New York and London. The acquisition is expected to be completed by the end of the second quarter.

In the share purchase agreement, the company and Amana have agreed that subsequent to the closing of the acquisition, the parties will negotiate in good faith to enter into (a) agreements related to the mutual supply and distribution of images and (b) agreements providing for the co-establishment of production centers.

The company intends to fund the purchase price from existing cash and cash equivalents balances. The majority of the purchase price is expected to be allocated to goodwill and identifiable intangible assets.

ITEM 8.01. OTHER EVENTS

The acquisition is expected to have no impact on earnings per diluted share in 2005, and to be accretive to the company’s earnings per diluted share in 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ ELIZABETH J. HUEBNER
Elizabeth J. Huebner
Senior Vice President and Chief Financial Officer

Date: May 13, 2005